EXHIBIT 99.1

NEWS RELEASE
March 19, 2009	OTCBB: DPDW

DEEP DOWN REPORTS 84.5% INCREASE IN REVENUE

HOUSTON, TX March 19, 2009 - Deep Down, Inc. (OTCBB: DPDW), today commented on its results of operations for the year ended December 31, 2008, reported on Form 10-K and filed on March 16, 2009 with the Securities and Exchange Commission.

Revenues for the year 2008 were $35.8 million for an increase of 84.5% over last year’s revenues of $19.4 million. A net loss of $4.3 million was reported as compared to net income of $1.0 million reported for the year 2007. The increase in revenues was primarily attributable to the inclusion of our acquisitions of Mako Technologies, Inc. for the whole year and Flotation Technologies, Inc. for 8 months. Gross profit was $14.1 million for the year ended December 31, 2008, compared to $6.1 million for the previous year, reflecting an overall improvement in gross profit margin from 31% to 39%. Gross margins were positively impacted by the inclusion of our acquisitions of Flotation and Mako, which had slightly better margins than the rest of the Company’s operations.

“In 2008 the Company sold $40 million of common stock in a private placement that required the Company to file a registration statement with the Securities and Exchange Commission to register these shares,” commented Eugene L. Butler, Deep Down’s Chief Financial Officer. “This successful transaction allowed us to acquire Flotation Technologies, Inc. and retire $12.5 million of long-term debt. The Company’s net loss is directly attributable to $6.7 million in one-time expenses for the year ended December 31, 2008. The expenses recorded for the early retirement of debt reduced earnings by $2.9 million. In connection with the Flotation Technologies, Inc. acquisition and the filing of the registration statement, our selling, general and administrative expenses increased approximately $1.2 million for professional fees and $1.2 million for registration statement fees. Additionally, our bad debt expense increased $1.4 million as a result of increasing our reserves as well as expensing a receivable for a large customer in Louisiana that filed for bankruptcy during the year.  The Company would have been profitable without these one-time type expenses; however, we now will be much stronger in future operations.”

“2008 has been a very difficult year economically and on Wall Street; however, it has been a very good year for Deep Down in continuing our dramatic growth operationally,” commented Ronald E. Smith, Deep Down's President and Chief Executive Officer. “Our 2008 results reflect growth through the increase in our core operations and our acquisitions, as well as our successful efforts to improve the balance sheet through the elimination of our very expensive debt.

“It is critical to understand our business is project-based, and not tied to the constantly fluctuating price of oil. Forecasted subsea tree demand within the subsea and deepwater subsectors continues to grow in spite of the volatility of the oil & gas industry. With our company’s history of year-over-year growth and the strong outlook for the deepwater market, we are positioned for increased growth during 2009. We truly are in the best of markets, during the worst of times,” Smith concluded.

About Deep Down, Inc.
Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down’s proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and ROV tooling, as well as marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The Company’s primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. Deep Down provides these services through its four subsidiaries. More information about Deep Down is available at www.deepdowncorp.com, by contacting the Company at (281) 517-5000, or ir@deepdowninc.com.

One of our most important responsibilities is to communicate with shareholders in an open and direct manner.  Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends."  We cannot promise future returns.  Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events.  Deep Down urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

For Further Information

Steven Haag, Investor Relations
ir@deepdowninc.com
(281) 517-5000

DEEP DOWN, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$2,495,464	$2,206,220
Restricted cash	135,855	375,000
Accounts receivable, net	10,772,097	7,190,466
Prepaid expenses and other current assets	633,868	720,886
Inventory	1,224,170	502,253
Costs and estimated earnings in excess of billings on uncompleted contracts	707,737	-
Work in progress	137,940	749,455
Deferred tax asset	216,900	75,810
Receivable from Prospect, net	-	2,687,333
Total current assets	16,324,031	14,507,423
Property and equipment, net	13,799,196	5,368,961
Other assets, net	457,836	1,211,514
Intangibles, net	18,090,680	4,369,647
Goodwill	15,024,300	10,594,144
Total assets	$63,696,043	$36,051,689

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$4,318,394	$3,569,826
Billings in excess of costs and estimated earnings on uncompleted contracts	2,315,043	188,030
Payable to Mako shareholders	-	3,205,667
Current portion of long-term debt	382,912	995,177
Total current liabilities	7,016,349	7,958,700
Long-term debt, net of accumulated discount of $0 and $1,703,258 respectively	1,718,475	10,698,818
Deferred tax liabilities	1,125,945	-
Series E redeemable exchangeable preferred stock, par value $0.01, face value and liquidation preference of $1,000 per share, no dividend preference, authorized 10,000,000 aggregate shares of all series of preferred stock, -0- and 500 issued and outstanding, respectively	-	386,411
Total liabilities	9,860,769	19,043,929
Temporary equity:
Series D redeemable convertible preferred stock, $0.01 par value, face value and liquidation preference of $1,000 per share, no dividend preference, authorized 10,000,000 aggregate shares of all series of preferred stock, -0- and 5,000 issued and outstanding, respectively	-	4,419,244
Total temporary equity	-	4,419,244
Stockholders' equity:

Common stock, $0.001 par value, 490,000,000 shares authorized, 177,350,630 and 85,976,532 shares issued and outstanding, respectively	177,351	85,977
Additional paid-in capital	60,328,124	14,849,847
Accumulated deficit	(6,670,201)	(2,347,308)
Total stockholders' equity	53,835,274	12,588,516
Total liabilities and stockholders' equity	$63,696,043	$36,051,689

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Twelve Months Ended
	December 31,
	2008	2007

Revenues	$35,769,705	$19,389,730
Cost of sales	21,686,033	13,306,086
Gross profit	14,083,672	6,083,644
Operating expenses:
Selling, general & administrative	14,290,440	4,284,553
Depreciation and amortization	1,285,079	141,247
Total operating expenses	15,575,519	4,425,800
Operating income (loss)	(1,491,847)	1,657,844
Other income (expense):
Gain (loss) on debt extinguishment	(446,412)	2,000,000
Interest income	110,504	92,664
Interest expense	(3,511,177)	(2,430,149)
Other (expense) income	(26,333)	1,823
Total other expense	(3,873,418)	(335,662)
Income (loss) before income taxes	(5,365,265)	1,322,182
Benefit from (provision for) income taxes	1,042,372	(369,673)
Net income (loss)	$(4,322,893)	$952,509
Earnings (loss) per share:
Basic	$(0.03)	$0.01
Weighted-average common shares outstanding	142,906,616	73,917,190

Diluted	$(0.03)	$0.01
Weighted-average common shares outstanding	142,906,616	104,349,455

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW

	2008	2007
Cash flows from operating activities:
Net income/(loss)	$(4,322,893)	$952,509
Adjustments to reconcile net income to net cash
used in operating activities:
Gain on extinguishment of debt	-	(2,000,000)
Interest income	(54,975)	-
Non-cash amortization of debt discount	1,816,847	1,780,922
Non-cash amortization of deferred financing costs	762,700	54,016
Share-based compensation	584,009	187,394
Bad debt expense	1,507,494	108,398
Depreciation and amortization	2,363,106	426,964
Loss on disposal of equipment	228,352	24,336
Deferred taxes payable	(855,708)	-
Changes in assets and liabilities:
Lease receivable	-	(863,000)
Accounts receivable	(3,087,260)	(4,388,146)
Prepaid expenses and other current assets	(493,100)	(54,310)
Inventory	(1,224,170)	-
Finished goods	-	(502,253)
Costs and estimated earnings in excess of billings on uncompleted contracts	1,482,698	-
Work in progress	(707,737)	246,278
Accounts payable and accrued liabilities	(328,788)	1,022,726
Billings in excess of costs and estimated earnings on uncompleted contracts	2,127,013	(1,970)
Net cash used in operating activities	$(202,412)	$(3,006,136)
Cash flows used in investing activities:
Cash paid for acquisition of Flotation, net of cash acquired of $235,040	(22,161,864)	-
Cash paid for acquisition of Mako, net of cash acquired of $280,841	(4,236,634)	280,841
Cash deficit acquired in ElectroWave acquisition	-	(18,974)
Cash paid for third party debt	-	(432,475)
Cash received from sale of ElectroWave receivables	-	261,068
Cash paid for final acquisition costs	-	(242,924)
Purchases of equipment	(4,803,795)	(830,965)
Restricted cash	239,145	(375,000)
Net cash used in investing activities	$(30,963,148)	$(1,358,429)
Cash flows from financing activities:
Payment for cancellation of common stock	-	(250,000)
Redemption of preferred stock	-	(250,000)
Proceeds from sale of common stock, net of expenses	37,059,670	3,960,000
Proceeds from sales-type lease	587,000	276,000
Borrowings on debt - related party	-	150,000
Payments on debt - related party	-	(150,000)
Borrowings on long-term debt	6,769,087	6,204,779
Increase in deferred financing fees	-	(442,198)
Creation of debt discount due to lender's fees	-	(180,000)
Payments of long-term debt	(12,960,953)	(2,760,258)
Net cash provided by financing activities	$31,454,804	$6,558,323
Change in cash and equivalents	289,244	2,193,758
Cash and cash equivalents, beginning of period	2,206,220	12,462
Cash and cash equivalents, end of period	$2,495,464	$2,206,220